 Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of Allianz Life Insurance Company of New York and Contract Owners of Allianz Life of NY Variable Account C:

We consent to the use of our report, dated March 24, 2016, on the financial statements of Allianz Life of NY Variable Account C as of and for the year or period ended December 31, 2015 including the statements of changes in net assets for each of the years or periods in the two year period then ended and the financial highlights for each of the periods presented incorporated by reference herein and to the use of our report, dated March 31, 2016, on the financial statements and supplemental schedules of Allianz Life Insurance Company of New York as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, included herein and to the references to our firm under the heading "Financial Statements" in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
December 21, 2016